FORM 11-K

                FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
                  AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934


          (Mark One)
          [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
               EXCHANGE ACT OF 1934 [FEE REQUIRED]

          For the fiscal year ended         December 31, 1993

          [  ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
          For the transition period from               to
          Commission file number


          A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                             CENTRAL MAINE POWER COMPANY
                         EMPLOYEE SAVINGS AND INVESTMENT PLAN
                                 FOR UNION EMPLOYEES

          B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                             CENTRAL MAINE POWER COMPANY
                                     EDISON DRIVE
                                AUGUSTA, MAINE  04336
                                                  Central    Maine    Power
          Company
                                                     Form 11-K - Year 1993

                             Central Maine Power Company
                         Employee Savings and Investment Plan

                                 For Union Employees


                                 REQUIRED INFORMATION



          The following financial statements shall be furnished for the plan:

          (a) Financial Statements                          Page No.

              Report of Independent Public Accountants         F-1

              Statement of Financial Condition                 F-2

              Statements of Income and Changes in
               Participants' Equity                            F-3

              Notes to Financial Statements             F-4 through F-12

              Supplemental Schedules:
                 I  - Item 27a Schedule of Assets
                      Held for Investment Purposes
                      at December 31, 1993               S-1 through S-3
                II  - Allocation of Plan Assets
                       and Liabilities to
                       Investment Programs               S-4 through S-5
               III  - Allocation of Plan Income
                       and Changes in Plan Equity
                       to Investment Programs            S-6 through S-8
                IV  - Item 27d Schedule of Reportable
                       Transactions for the
                       Common/Collective Trust
                       for the Year Ended December 31, 1993    S-9

          (b) Exhibits

              Consent of Independent Public
               Accountants                                     E-1
                       REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



          To the Board of Directors of
           Central Maine Power Company:
             We have audited the accompanying statements of financial condition of the CENTRAL MAINE POWER COMPANY EMPLOYEE SAVINGS AND INVESTMENT PLAN FOR UNION EMPLOYEES as of December 31, 1993 and 1992, and the related statements of income and changes in participants' equity for each of the three years in the period ended December 31, 1993. These financial statements and the supplemental schedules shown on the index are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements based on our audits.
             We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan Administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

             In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Central Maine Power Company Employee Savings and Investment Plan for Union Employees as of December 31, 1993 and 1992, and its income and changes in participants' equity for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.
             Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed in the accompanying index are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by The Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

                                      ARTHUR ANDERSEN & CO.

          Boston, Massachusetts
          June 3, 1994













                                               Central Maine Power Company
                                                  Form 11-K - Year 1993

                             Central Maine Power Company
                         Employee Savings and Investment Plan

                                 For Union Employees

                          Statements of Financial Condition
                                  (See Schedule II)

                                                      As of December 31,


                     Assets                        1993                1992


        Investments at market value
         (cost $16,695,386 and
         $13,821,654, respectively)
         (Notes 1 and 2) (Schedule I)         $16,747,634         $15,516,658


        Company dividends receivable               62,628             100,545


        Other receivables                         112,635             135,206


        Participant loans receivable
        (Note 1)                                1,158,280             747,509


                                              $18,081,177         $16,499,918


         Liabilities and Participants'
                     Equity


        Security purchase payable                                 $      -
                                              $    59,650


        Insurance contract reserve
        (Note 2)                                  100,000                -


        Participants' equity (Note 1)
        (Schedule III)                         17,921,527          16,499,918


                                              $18,081,177         $16,499,918





   The accompanying notes are an integral part of these financial statements.


                                               Central Maine Power Company
                                                    Form 11-K - Year 1993

                             Central Maine Power Company
                         Employee Savings and Investment Plan

                                 For Union Employees

               Statements of Income and Changes in Participants' Equity
                 For the Years Ended December 31, 1993, 1992 and 1991
                                  (See Schedule III)

                                          1993                1992                1991

          Balance at beginning of year       $16,499,918          $13,527,807         $10,578,273

          Investment income:
           Dividends on Company Stock            419,514              344,681            269,316
           Interest                              741,582              590,955            590,501
           Interest on loans                      40,040               23,510             18,410

           Net realized gain (loss) on
           disposition of investments             23,339              (20,919)           254,792
           Unrealized appreciation
           (depreciation) of invest-
           ments (Note 2)                     (2,282,476)             220,650          1,057,911
              Net investment income           (1,058,001)           1,158,877          2,190,930


          Contributions:
           Participants                        1,981,191            1,826,721          1,521,630

           Company                               709,377              707,852             610,494
                                               2,690,568            2,534,573          2,132,124
          Transfers to other plans
          (Note 1)                                10,598             (627,918)           (63,022)

          Less: Withdrawals and
                 distributions
                 Cash                            121,556               93,421          1,257,884
                 Central Maine Power
                  Company Stock (0
                  shares in 1993, 0
                  shares in 1992,
                  3,441 shares in
                  1991)                             -                    -                52,614

                                                 121,556               93,421          1,310,498
          Insurance contract reserve
          (Note 2)                              (100,000)                -                  -

          Balance at end of year             $17,921,527          $16,499,918         $13,527,807





   The accompanying notes are an integral part of these financial statements.

                                              Central Maine Power Company
                                                     Form 11-K - Year 1993

                                               Central Maine Power Company
                                         Employee Savings and Investment Plan

                                                      For Union Employees

                                   Notes to Financial Statements
                                  December 31, 1993

          1. Description of the Plan

             The Central Maine Power Company Employee Savings and Investment Plan for Union Employees ("the Plan" or "the Union Plan") was adopted by the Board of Directors of Central Maine Power Company ("the Company") on November 15, 1984 and became effective January 1, 1985. Certain pertinent features of the Plan, as amended, are discussed below.

             a.  Eligibility of Participants

                 Each employee of the Company who is in a unit of employees covered by a collective bargaining agreement is eligible to join the Plan after completing one year of service during which the employee has worked at least 1,000 hours.

             b.  Elective Contributions by Participants

                 Each participant elects a salary reduction percentage to be contributed by the Company on their behalf.
                 Participants may elect to contribute from 2% to 15% (in multiples of 1%) of their basic compensation to the Plan through a salary reduction agreement.

             c.  Matching Contributions by the Company

                 The Company contributes to the Plan an amount equal to 60% of the first 5% of the salary reduction amount contributed on behalf of each participant provided, however, that the total contribution that the Company is obligated to make for any year does not exceed the maximum amount deductible from the Company's gross income under applicable provisions of the Internal Revenue Code. In 1993, 1992 and 1991, these provisions limited the annual employee contribution excluded from taxable income to the lesser of 25% of total compensation or approximately $9,000, $8,700 and $8,500, respectively. The Company's matching contribution may be made from time to time during each year and shall be paid in full as of the date the Company files its federal income tax return for that year.

             d.  Investment Options

                 All contributions made under the Plan are commingled in a common/collective trust that also contains the assets of four other employee savings and investment plans of the Company and its affiliated companies. As of December 31, 1993 the contributions were invested by the Trustee,




                                                  Form 11-K - Year 1993

                                               Central Maine Power Company
                                         Employee Savings and Investment Plan

                                                      For Union Employees

                  1.    Description of the Plan (continued)

             d.  Investment Options (continued)

                 Fidelity Management Trust Company, based upon participant election in one or more of six Funds. Contributions to all Funds may be invested temporarily in short-term investments prior to purchase of primary Fund securities.

                 The Funds consist of:

                 Retirement Government Money Market Portfolio - An income fund comprised of short-term, high-quality debt obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

                 Fidelity Balanced Fund - A diversified fund comprised of high-yielding securities, including common stocks and bonds.

                 Fidelity Magellan Fund - A fund comprised primarily of common stock and securities convertible into common stock seeking capital appreciation.

                 Equity Fund - The Fidelity U. S. Equity Index Fund comprised of common stock, which attempts to duplicate the composition of the Standard & Poor's Daily Stock Price Index of 500 Common Stocks during the year 1993. A fund comprised of common stock, preferred stock and convertible debt instruments as selected by the prior Trustee.

                 Fixed Income Contract Portfolio - A fixed-income fund comprised of investments yielding a fixed rate of return, as selected by the Trustee, issued mainly by insurance companies and banks.

                 Central Maine Power Company Stock Fund - A fund comprised of the common shares of Central Maine Power Company.

                 Upon enrollment, participants elect the Fund or Funds in which to invest their contributions. The percentage of such contributions invested in a particular Fund must be a multiple of 10%. Participants may change the investment of their future contributions (in multiples of 10% of such contributions) or transfer a portion from one Fund to another. Changes and transfers can be made at any time.









                                                   Form 11-K - Year 1993

                                              Central Maine Power Company
                                        Employee Savings and Investment Plan

                                                    For Union Employees

                 1. Description of the Plan (continued)

             d.  Investment Options (continued)

                 All Company contributions are invested in the Central Maine Power Company Stock Fund. Dividends, interest and other distributions received on the assets held in each Fund shall be reinvested in the respective Fund.

                 Participants over the age of 55 may transfer all or a portion of the Company contributions made on their behalf out of the CMP Company Stock Fund.

                 The number of participants in each Fund at December 31, 1993 and 1992 was as follows:

                                                           Number of
                                                          Participants

                             Fund Type                  1993      1992
              Retirement Government Money Market
              Portfolio                                  242      263

              Fidelity Balanced Fund                     441      431

              Fidelity Magellan Fund                     587      551


              Equity Fund                                546      571

              Fixed Income Contract Portfolio            807      810

              Central Maine Power Company Stock Fund     980      934

                 The total number of participants in the Plan was 1,008 and 991 at December 31, 1993 and 1992, respectively. The aggregate participation in the six Funds is greater than the number of employees participating because employees have the option of investing in one or more Funds.

             e.  Vesting

                 Each participant's account consists of their contributions and any rollover money, the matching Company contribution and any net earnings thereon. Participants are 100% vested in their account balances.

             f.  Withdrawals and Distributions

                 Withdrawals may be made only for reasons of hardship. With the consent of the Company's Employee Savings and




                                                  Form 11-K - Year 1993

                                              Central Maine Power Company
                                        Employee Savings and Investment Plan

                                                      For Union Employees

                 1. Description of the Plan (continued)

             f.  Withdrawals and Distributions (continued)

                 Investment Plan Committee, a participant may elect to make a hardship withdrawal, as determined in accordance with the Plan provisions, of up to 100% of their account.


                 Distributions made from the Funds occur as a result of termination of employment, death, retirement or permanent disability no later than 60 days after the end of the Plan year, unless under certain circumstances retiring or disabled participants elect otherwise.

             g.  Loans

                 Participants may borrow amounts in the aggregate of not more than 50% of their account balance, subject to a maximum loan of $50,000. Loans bear interest at a rate equal to the current rate of interest being charged by the Central Maine Power Company Employees Federal Credit Union for loans secured by share account balances. The maximum term of the loans is generally five years. Loans outstanding as of December 31, 1993 and 1992 amounted to $1,158,280 and $747,509, respectively.

             h.  Trustee Changes

                 Effective January 1, 1992, the Company appointed Fidelity Management Trust Company (Fidelity) as trustee and investment manager, Fidelity Institutional Retirement Services Company as record keeper for the Plan. Fidelity replaced the previous Trustee and investment manager, State Street Bank and Trust Company and the previous record keeper, TPF&C.

                 State Street Bank and Trust Company is continuing as trustee in connection with the Executive Life Insurance Company (Executive Life) fixed income contract, which carries an approximate contract value of $3.0 million, of which the Union Plan holds approximately $630,000.

                 The Plan's assets, excluding the Executive Life contract, were transferred to Fidelity on January 2, 1992.
                 Effective with the appointment of Fidelity, the Company added three additional funds for plan participants. They are Fidelity Magellan Fund, Fidelity Balanced Fund, and Retirement Government Money Market Portfolio. Plan assets






                                                   Form 11-K - Year 1993

                                                Central Maine Power Company
                                         Employee Savings and Investment Plan

                                                     For Union Employees

                 1. Description of the Plan (continued)

             h.  Trustee Changes (continued)

                 of certain participants who changed eligibility between the Plan and the Company's other savings and investment plans were transferred between plans during 1991 in anticipation of the change in trustee.

          2. Summary of Significant Accounting Policies

             a.  Investment Valuation

                 Investments other than fixed income contracts with insurance companies are stated at market value. Fixed income contracts are stated at contract value which is cost plus interest at the stated rate.

                 At December 31, 1993 the common/collective trust, which holds investments for five employee savings plans maintained by the Company and its affiliates, held a fixed income contract with Executive Life with a contract value of approximately $3.0 million. The Union Plan holds approximately $630,000 of the Executive Life contract.

                 On April 11, 1991 the State of California insurance regulators placed Executive Life under conservatorship. The regulators stated Executive Life would continue to pay monthly annuities, but placed a moratorium on policy surrenders and loans. The Conservation Court of California approved the sale of Executive Life to an investor group - Altus Finance (Altus) and Mutuelle Assurance Artisanale de France (Mutuelle). Under this rehabilitation agreement, Altus agreed to pay $3.25 billion for the Executive Life high risk bonds while Mutuelle agreed to infuse $300 million in capital.

                 Together, the agreement formed a new company, Aurora National Life Assurance Company.

                 This rehabilitation plan was appealed on several points to the California Court of Appeal and subsequently remanded to the Superior Court to be corrected. On August 13, 1993, the Los Angeles Superior Court approved a modified rehabilitation/liquidation plan for Executive Life. The modified plan became effective September 3, 1993. Under the terms of the modified rehabilitation plan, contract







                                                      Form 11-K - Year 1993

                                                  Central Maine Power Company
                                        Employee Savings and Investment Plan

                                                     For Union Employees

                 2. Summary of Significant Accounting Policies (continued)

             a.  Investment Valuation (continued)

                 holders were given a choice to either opt-in or opt-out of a 5-year fixed income contract with Aurora National Life Assurance Company, the successor to Executive Life.

                 Both options meant some loss of original investment to participants, and both were clouded by continuing litigation and complicated by a variety of "holdback" amounts. Under opt-in, participants would receive an initial restructured value of 77% with some potential to realize 86%. Under opt-out, participants would receive an initial restructured value of 56% (assuming favorable resolution of pending litigation) with some potential for eventually realizing a total of 84%. The Company retained Townshend & Schupp, an insurance research and consulting firm, to assist in analyzing the potential value of the options. After review of all the relevant facts and the advice of Townshend & Schupp the Company selected the opt-out approach.

                 During 1993, the Plan recorded a reserve of $100,000 reflecting a reduction in the value of the Executive Life contract to the 84% level associated with their opt-out selection. As discussed further below, the Company and other parties continue to pursue alternatives in order to protect and enhance the ultimate recovery levels of the Executive Life Contract.

                 A number of uncertainties regarding the final settlement of Executive Life issues remain, including pending litigation and the impact of carrying out the remaining steps of the modified rehabilitation plan. Three subsequent legal challenges currently exist: one to the general modified rehabilitation plan, one to the transfer of Executive Life's high-yield bonds to its successor, and another to the priority system for dealing with Executive Life contract holders' claims. Significant uncertainties in the carrying out of the remainder of the modified rehabilitation plan include the uncertainty of the impact of the final distribution of opt-in and opt-out decisions and the timing of the sale of other Executive Life assets.

                 On June 9, 1994, the Company and its affiliates with investments held by the common/collective trust, filed suit in the United States District Court in Bangor, Maine, against State Street Bank & Trust for breach of the Bank's fiduciary obligations under the Employee Retirement Income Security Act. The Company is seeking to hold the Bank liable for any loss or damage arising out of the Bank's



                                                      Form 11-K - Year 1993

                                              Central Maine Power Company
                                        Employee Savings and Investment Plan

                                                     For Union Employees

                 2. Summary of Significant Accounting Policies (continued)

             a.  Investment Valuation (continued)

                 purchase and management of the Executive Life contract. The Bank was the trustee and investment for the Executive Life contract at the time of purchase and continues in that capacity with regard to the asset.

                 Requests from Plan participants for payments or transfers of funds from the Fixed Income Fund will continue to be processed, but the shares associated with the Executive Life contract, about 9.8 percent of the Fund, continue to be temporarily frozen. Once the final recoverable portion of the Executive Life contract is established, reinstitution of the ability to transfer or reallocate shares of the frozen percentage, minus any ultimate losses incurred in the settlement, is expected.
             b.  Unrealized Investment Appreciation/Depreciation

                 Investments are stated at market value. Realized and unrealized appreciation/ depreciation of Plan assets are based on the value of the assets at the beginning of the Plan year or at the time of purchase during the year. The following table depicts this method for funds which generate such appreciation/depreciation.































                                                   Form 11-K - Year 1993

                                               Central Maine Power Company
                                         Employee Savings and Investment Plan

                                                    For Union Employees

                 2. Summary of Significant Accounting Policies (continued)

             b.  Unrealized Investment Appreciation/Depreciation
                 (continued)

                          Fidelity      Fidelity                       Company
                          Balanced      Magellan        Equity          Stock
                            Fund          Fund           Fund            Fund           Total
    Market value at
    December 31,
    1990                 $   -        $    -         $  672,428     $ 3,636,261     $ 4,308,689
    Current value of
    sales during
    1991                     -             -         (1,340,026)     (1,631,831)     (2,971,857)
    Cost of purchases
    during 1991              -             -          1,676,982      2,096,470        3,773,452

    Unrealized
    appreciation             -             -               -         1,057,911        1,057,911
    Market value at
    December 31, 1991        -             -          1,009,384      5,158,811        6,168,195
    Current value of
    sales during 1992     (24,889)      (89,526)       (408,564)      (442,430)        (965,409)

    Cost of purchases
    during 1992           354,709       915,783         918,804      1,232,845        3,422,141
    Unrealized
    appreciation/
    (depreciation)         (5,171)      (39,210)         68,401        196,630          220,650
    Market value at
    December 31, 1992     324,649       787,047       1,588,025      6,145,856        8,845,577
    Current value of
    sales during 1993     (72,245)     (291,105)       (368,703)    (1,079,865)      (1,811,918)

    Cost of purchases
    during 1993           620,466     1,380,938         601,719      2,068,415        4,671,538
    Unrealized
    appreciation/
    (depreciation)         15,046        71,644          80,268     (2,449,434)      (2,282,476)
    Market value at
    December 31, 1993    $887,916     $1,948,524     $1,901,309     $4,684,972      $ 9,422,721

                    The market value of Central Maine Power Company stock was
                 $11.25 at June 3, 1994 and $15.00 per share at December
                 31, 1993.

             c.  Expenses

                 All expenses of administration of the Plan, including Trustee's and record keepers' fees, are paid by Central Maine Power Company.



                                                   Form 11-K - Year 1993

                                              Central Maine Power Company
                                         Employee Savings and Investment Plan

                                                     For Union Employees

                 3. Federal Income Taxes

             The Internal Revenue Service (IRS) has issued a favorable determination letter with respect to the Plan's tax-exempt status under Sections 401(a) and 401(k) of the Internal Revenue Code. Therefore, no income taxes have been provided for in the accompanying financial statements. The Company intends to file amendments to the Plan to meet certain requirements of the Tax Reform Act of 1986. However, the Plan sponsor and legal counsel are of the opinion that the Plan as designed and operated meets the applicable IRS requirements, and therefore, the trust continues to be tax-exempt.

             Elective contributions to the Plan made by the Company on behalf of employees are not subject to federal income taxes currently, as long as these contributions are below the maximum level derived in accordance with Section 401(k) regulations. Contributions and earnings thereon will, in general, be taxable upon distribution, although rules providing for additional deferral may apply with respect to certain distributions of Company stock.


































                                            Central Maine Power Company
                                                  Form 11-K - Year 1993

                                                            Schedule I
                                                            Page 1 of 3

                           Central Maine Power Company
                                 Employee Savings and Investment Plan

                                        For Union Employees (B)

                       Item 27a Schedule of Assets Held for Investment Purposes
                                         At December 31, 1993

                           Name of Issuer                                         Market/Contract
            Fund         and Title of Issue     Units (A)            Cost              Value

    Retirement Government Money Market
    Fund                                        1,366,206        $ 1,366,206        $ 1,366,206

    Fidelity Balanced Fund*                       409,500          5,374,737          5,483,198
    Fidelity Magellan Fund*                       146,577         10,071,902         10,384,920

    Equity Fund*                                  625,260          9,977,904         10,798,238

    Fixed Income         John Hancock
                         Mutual Life
                         Insurance Company
                          (1990 Contracts)      1,150,105          1,150,105          1,150,105

                         Mass Mutual
                          (1990 Contracts)      2,192,540          2,192,540          2,192,540

                         Pacific Mutual
                         Life Insurance
                         Company (1982
                         Contracts)               793,011            793,011            793,011

                         Principal Mutual
                          (1991 Contracts)      2,722,751          2,722,751          2,722,751
                         State Mutual
                          (1992 Contracts)      2,272,826          2,272,826          2,272,826

                         Lincoln National
                          (1992 Contracts)      2,277,961          2,277,961          2,277,961

                         New York Life
                         Insurance Company
                          (1991 Contracts)      2,785,221          2,785,221          2,78

                         Life of Virginia
                          (1993 Contracts)      2,658,869          2,658,869          2,658,869

                         Peoples Security
                         Life (1993
                         Contracts)             1,668,496          1,668,496          1,668,496
                         Confederation Life
                         Insurance Company
                          (1993 Contracts)      4,263,477          4,263,477          4,263,477







                                            Central Maine Power Company
                                               Form 11-K - Year 1993

                                             Central Maine Power Company
                                    Employee Savings and Investment Plan

                                                    For Union Employees


                       Executive Life
                         Insurance Company
                         (1989 Contract)
                         (See Note 2 to
                         Financial
                         Statements)            2,960,363          2,960,363          2,960,363





    The accompanying notes are an integral part of these financial statements.
    *Parties in interest to the plan.








































                                           Central Maine Power Company
                                               Form 11-K - Year 1993
                                                            Schedule I
                                                           Page 2 of 3

                                      Central Maine Power Company
                                 Employee Savings and Investment Plan

                                        For Union Employees (B)

                                              Investments
                                                         Balance at December 31, 1993

                           Name of Issuer                                         Market/Contract
            Fund         and Title of Issue     Units (A)            Cost              Value

    Fixed Income         Fidelity-Short-
    (continued)          term Investment
                         Fund (at par
                         value)*                4,299,197          4,299,197          4,299,197

                           Total Fixed
                            Income Fund                           30,044,817         30,044,817

    Central Maine Power Company Stock

                         Central Maine
                         Power Company          1,001,604
                         Stock*                    Shares         17,784,349         15,024,060
                         Fidelity U. S.
                         Government Reserve
                         Pool (at par
                         value)*                  269,634            269,634            269,634

                           Total CMP Stock
                            Fund                                  18,053,983         15,293,694
                           Grand Total -
                            All Funds                            $74,889,549        $73,371,073























      The accompanying notes are an integral part of these financial statements. *Parties in interest to the plan.


















































                                             Central Maine Power Company
                                                  Form 11-K - Year 1993

                                                           Schedule I
                                                            Page 3 of 3

                                            Central Maine Power Company
                                       Employee Savings and Investment Plan

                                                For Union Employees


                                         Notes to Schedule I - Investments

                (A)  "Units," except for shares of Company stock, indicates each Fund's share of                     the total units
                     investments from numerous entities, including the Plan.

                (B)  The investments of the Central Maine Power Company Employee Savings and
                     Investment Plan for Union Employees are commingled in a common/collective trust with the investments of four other employee savings and investment plans maintained by the Company and its affiliates.  Schedule I presents the consolidated investments of all five plans.  This Plan's share of the pooled investments is as follows:


                                                                             Market/
                                                         Cost               Contract
                      Retirement Government
                      Money Market Portfolio            $   277,472        $   277,472
                      Fidelity Balanced Fund*               870,784            887,916

                      Fidelity Magellan Fund*             1,896,042          1,948,524

                      Equity Fund*                        1,763,515          1,901,309

                      Fixed Income                        7,047,441          7,047,441

                      Central Maine Power
                      Company Stock*                      4,840,132          4,684,972

                                                        $16,695,386        $16,747,634

                The accompanying notes are an integral part of these financial statements.
                *Parties in interest to the plan.













                                              Central Maine Power Company
                                    Employee Savings and Investment Plan

                                                          For Union Employees

         Allocation of Plan Assets and Liabilities to Investment Programs

                             As of December 31, 1993

                                                                                          Central
                         Retirement                                                        Maine
                         Government                                           Fixed        Power
                            Money     Fidelity    Fidelity                   Income       Company
                           Market     Balanced    Magellan      Equity      Contract       Stock
            Assets        Portfolio     Fund*       Fund*        Fund*      Portfolio      Fund*         Total
       Investments at
       market value
       (cost
       $16,695,386)
       (Notes 1 and 2)
       (Schedule I)        $277,472   $887,916   $1,948,524   $1,901,309   $7,047,441   $4,684,972   $16,747,634
       Company
       dividends
       receivable              -          -            -            -            -          62,628        62,628
       Other
       receivables            5,216     11,681       22,548       13,446       21,031       38,713       112,635

       Participant
       loans
       receivable
       (Note 1)                -          -            -            -       1,158,280         -        1,158,280

                           $282,688   $899,597   $1,971,072   $1,914,755   $8,226,752   $4,786,313   $18,081,177
       Liabilities and
        Participants'
            Equity
       Security
       purchase
       payable             $   -      $   -      $     -      $     -      $     -      $   59,650   $    59,650

       Insurance
       contract re-
       serve (Note 2)          -          -            -            -         100,000         -          100,000

       Participants'
       equity (Note 1)
       (Schedule III)       282,688    899,597    1,971,072    1,914,755    8,126,752    4,726,663    17,921,527
                           $282,688   $899,597   $1,971,072   $1,914,755   $8,226,752   $4,786,313   $18,081,177






      The accompanying notes are an integral part of these financial statements.
      *Parties in interest to the plan.

                                            Central Maine Power Company
                                     Employee Savings and Investment Plan

                                                          For Union Employees



         Allocation of Plan Assets and Liabilities to Investment Programs

                      As of December 31, 1992

                                                                                           Central
                            Retirement                                                      Maine
                            Government                                         Fixed        Power
                               Money     Fidelity   Fidelity                  Income       Company
                              Market     Balanced   Magellan     Equity      Contract       Stock
             Assets          Portfolio     Fund*      Fund*       Fund*      Portfolio      Fund*         Total
       Investments at
       market value (cost
       $13,821,654)
       (Notes 1 and 2)
       (Schedule I)           $124,733   $324,649   $787,047   $1,588,025   $6,546,348   $6,145,856    $15,516,658
       Company dividends
       receivable                 -          -          -            -            -         100,545        100,545
       Other receivables         4,999     10,677     19,260       12,064       19,939       68,267        135,206

       Participant loans
       receivable (Note
       1)                         -          -          -            -         747,509         -           747,509
                              $129,732   $335,326   $806,307   $1,600,089   $7,313,796   $6,314,668    $16,499,918
         Liabilities and
          Participants'
             Equity

       Security purchase
       payable                $   -      $   -      $   -      $     -      $     -      $     -       $

       Insurance contract
       reserve (Note 2)           -          -          -            -            -             -             -
       Participants'
       equity (Note 1)
       (Schedule III)          129,732    335,326    806,307    1,600,089    7,313,796    6,314,668     16,499,918
                              $129,732   $335,326   $806,307   $1,600,089   $7,313,796   $6,314,668    $16,499,918




      The accompanying notes are an integral part of these financial statements.
      *Parties in interest to the plan.

                                           Central Maine Power Company
                                    Employee Savings and Investment Plan

                                                          For Union Employees
                    Allocation of Plan Income and Changes in Participants'
                      Equity by Fund for the Year Ended December 31, 1993

                             Retire-                                                          Central
                               ment                                                            Maine
                            Government                                           Fixed         Power                              Mo
                              Market     Balanced    Magellan      Equity       Contract       Stock
                            Portfolio      Fund*       Fund*        Fund*      Portfolio       Fund*         Total
       Balance at
       beginning of year    $129,732    $335,326    $  806,307   $1,600,089   $7,313,796    $ 6,314,668  $16,499,918
       Investment income
        Dividends on
        Company Stock           -           -             -            -            -         419,514        419,514
        Dividends and
        Interest               5,505      61,200       156,724       73,494      444,659         -           741,582
        Interest on
        loans                   -           -             -            -          40,040         -            40,040
        Net realized
        gain (loss) on
        disposition of
        investments             -         11,341        31,960       12,440         -         (32,402)        23,339
        Unrealized
        appreciation
        (depreciation)
        of investments
        (Note 2)                -         15,046        71,644       80,268         -       (2,449,434)   (2,282,476)
            Net invest-
            ment income        5,505      87,587       260,328      166,202      484,699    (2,062,322)   (1,058,001)
       Contributions
        Participants         115,351     250,916       533,422      330,335      628,419      122,748      1,981,191
        Company                 -           -             -            -            -          709,377       709,377
                             115,351     250,916       533,422      330,335      628,419      832,125      2,690,568
       Transfer (to) from
       other plans
       or funds               32,495     228,069       373,530     (175,595)    (177,159)    (270,742)        10,598
       Less: Withdrawals
       and distributions
              Cash               395       2,301         2,515        6,276       23,003       87,066        121,556
              Central
              Maine
              Power Com-
              pany Stock
              (0 shares)        -            -            -            -             -           -              -
       Insurance contract
       reserve (Note 2)         -           -             -            -       (100,000)         -          (100,000)
       Balance at end of
       year                 $282,688    $899,597    $1,971,072   $1,914,755   $8,126,752    $4,726,663   $17,921,527




      The accompanying notes are an integral part of these financial statements.
      *Parties in interest to the plan.

                                          Central Maine Power Company
                                    Employee Savings and Investment Plan

                                                          For Union Employees
                    Allocation of Plan Income and Changes in Participants'
                     Equity by Fund for the Year Ended December 31, 1992

                             Retire-                                                           Central
                               ment                                                             Maine
                            Government                                            Fixed         Power                              M
                              Money      Fidelity     Fidelity                   Income        Company
                              Market     Balanced     Magellan      Equity       Contract       Stock
                            Portfolio      Fund*        Fund*        Fund*      Portfolio       Fund*          Total
      Balance at
      beginning of year     $  -       $   -        $   -       $1,476,096    $6,737,971    $5,313,740    $13,527,807
      Investment income
       Dividends on
       Company Stock           -           -            -             -             -         344,681         344,681
       Interest               2,023      18,137       85,703        40,125       442,012        2,955         590,955
       Interest on
       loans                   -           -            -             -           23,510         -             23,510
       Net realized
       gain (loss) on
       disposition of
       investments             -           (281)      (3,757)       (1,731)         -         (15,150)        (20,919)
       Unrealized ap-
       preciation (de-
       preciation) of
       investments
       (Note 2)                -         (5,171)     (39,210)       68,401          -         196,630         220,650
           Net invest-
           ment income        2,023      12,685       42,736       106,795       465,522      529,116       1,158,877
      Contributions
       Participants         118,883     226,533      452,153       308,646       612,039      108,467       1,826,721
       Company                 -           -            -             -             -         707,852         707,852
                            118,883     226,533      452,153       308,646       612,039      816,319       2,534,573
      Transfer (to) from
      other plans
      or funds                9,147      96,410      311,855      (288,978)     (436,667)    (319,685)       (627,918)
      Less: Withdrawals
      and distributions
      Cash                      321         302          437         2,470        65,069       24,822          93,421
      Insurance contract
      reserve (Note 2)         -           -            -             -             -            -               -
      Balance at end of
      year                 $129,732    $335,326     $806,307    $1,600,089    $7,313,796    $6,314,668    $16,499,918




      The accompanying notes are an integral part of these financial statements.
      *Parties in interest to the plan.

                                             Central Maine Power Company
                                                 Form 11-K - Year 1993

                                                          Schedule III
                                                           Page 3 of 3

                                      Central Maine Power Company
                                 Employee Savings and Investment Plan
                                          For Union Employees

                        Allocation of Plan Income and Changes in Participants'
                          Equity by Fund for the Year Ended December 31, 1991

                                                                        Central
                                                         Fixed           Power
                                         Equity          Income         Company
                                          Fund            Fund        Stock Fund         Total

    Balance at beginning of year      $  650,355     $6,146,416      $3,781,502     $10,578,273

    Investment income

     Dividends on Company Stock                                         269,316         269,316

     Interest                                683        505,606          84,212         590,501
     Interest on loans                      -            18,410            -             18,410

     Net realized gain on
     disposition of investments          218,338           -             36,454         254,792

     Unrealized appreciation of
    investments (Note 2)                    -              -          1,057,911       1,057,911

       Net investment income             219,021        524,016       1,447,893       2,190,930

    Contributions
     Participants                        197,979      1,160,562         163,089       1,521,630

     Company                                -              -            610,494         610,494

                                         197,979      1,160,562         773,583       2,132,124

    Transfer from (to) other funds
    or plans (Note 1)                    465,477       (237,246)       (291,253)        (63,022)

    Less:  Withdrawals and
    distributions
            Cash                          56,736        855,777         345,371       1,257,884

            Central Maine Power
            Company Stock (3,441
            shares)                         -              -             52,614          52,614

                                          56,736        855,777         397,985       1,310,498

    Insurance contract reserve
    (Note 2)                                -              -               -               -
    Balance at end of year            $1,476,096     $6,737,971      $5,313,740     $13,527,807










   The accompanying notes are an integral part of these financial statements.






















































                                          CENTRAL MAINE POWER COMPANY
                                  EMPLOYEE SAVINGS AND INVESTMENT PLAN
  Item 27d Schedule of Reportable Transactions for the Common/Collective Trust
                                   For the Year Ended December 31, 1993



                                 No. of                  No. of                                    Current
                                 Trans.     Purchase     Trans.      Selling        Cost of       Value of         Net
        Description of Asset   Purchased      Price     Matured       Price          Asset          Asset      Gain/(Loss)

       Retirement Government
       Money Market Portfolio      171     $1,565,789     109     $1,005,392     $1,005,392     $1,005,392      $      0
       Fidelity Balanced
       Fund*                       259      3,678,095     105        573,044        547,841        522,554        50,490

       Fidelity Magellan
       Fund*                       286      6,636,900      83      1,268,797      1,217,175      1,133,216       135,581

       Equity Fund*                259      2,515,820     152      1,979,495      1,833,904      1,901,670        77,825

       Fixed Income Contract                                                     3,888,9043,8       Portfolio                   233

       Central Maine Power
       Company Stock Fund:

        CMP Common Stock*          153      3,938,769     133      2,588,916      2,141,432      2,762,150      (173,234)

        Fidelity U.S.
        Government Reserve
        Pool*                       90      5,018,500     102      4,791,795      4,791,795      4,791,795



















      The accompanying notes are an integral part of these financial statements.
      *Parties in interest to the plan.

                        CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


                    As independent public accountants, we hereby consent to

          the incorporation of our report, included in this Form 11-K, into the Company's previously filed registration Statement on Form S-8

          (File No. 33-44754).





                                           ARTHUR ANDERSEN & CO.



          Boston, Massachusetts
          June 3, 1994









































                                      SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           Central Maine Power Company
                                           Employee Savings and Investment
                                           Plan for Union Employees
                                                    (Name of Plan)


          Date:  June 29, 1994
                                           D. E. Marsh, Vice President,
                                           Corporate Services and Chief
                                           Financial Officer, Member,
                                           Employee Savings and Investment
                                           Plan Committee, Central Maine
                                           Power Company